UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__ )

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Filed by a Party other than the Registrant [_]

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[_]	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

CAPITAL ONE FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

[LOGO OF CAPITAL ONE]

Capital One Financial Corporation
2980 Fairview Park Drive, Suite 1300
Falls Church, Virginia 22042-4500

NOTICE OF ANNUAL STOCKHOLDER MEETING

To be held April 26, 2001

Dear Stockholder:

        It is our pleasure to invite you to the annual stockholder meeting of Capital One Financial Corporation (“Capital One”). The meeting will be held at 10:00 a.m. on Thursday, April 26, 2001 at the Fairview Park Marriott Hotel, 3111 Fairview Park Drive, Falls Church, Virginia 22042-4500.

        At our annual meeting you will be asked to:

•	Elect two directors;

•	Approve the appointment of Ernst & Young LLP as independent auditors for 2001; and

•	Conduct any other business properly brought before the meeting.

        We will discuss Capital One’s business and financial results of 2000 and answer any questions you may have. We have also enclosed the 2000 Annual Report, including our financial statements, with this Notice and Proxy Statement. You may also access the 2000 Annual Report and the Proxy Statement at Capital One’s website at www.capitalone.com.

        If you were a stockholder of record at the close of business on February 28, 2001, you are entitled to vote at our annual meeting.

        Your vote is important. Record holders of Capital One common stock can vote their shares by sending in a signed and dated proxy card by mail, by using a toll-free telephone number or via the Internet. Instructions for using these services can be found on the enclosed proxy card. By following the instructions on the proxy card, your shares will be voted even if you are unable to attend the meeting. If you attend the meeting and prefer to vote in person or change your proxy vote, you may of course do so.

        We look forward to seeing you at the meeting.

By Order of the Board of Directors,

/s/ John G. Finneran, Jr.
John G. Finneran, Jr.
Corporate Secretary

March 20, 2001

[LOGO OF CAPITAL ONE]

PROXY STATEMENT

VOTING MATTERS AND PROCEDURES

What is the purpose of the annual meeting?

        At Capital One’s annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting. In addition, Capital One’s management will report on our performance during 2000 and respond to questions from stockholders.

Who can attend the annual meeting?

        There are no restrictions on who may attend the meeting or any formal requirements to attend the meeting. The members of the Board of Directors and senior management of Capital One, as well as representatives of Ernst & Young LLP, Capital One’s independent auditors during 2000, will attend the meeting.

Who is requesting my vote?

        This proxy statement and the proxy card are being mailed and made available on the Internet at Capital One’s website (www.capitalone.com) on or about March 23, 2001. The Board of Directors of Capital One is requesting your vote on the matters presented in this proxy. The cost of preparing, assembling and mailing the proxy card, this proxy statement, and other enclosed materials, and all clerical and other expenses of solicitations will be at the expense of Capital One. We have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies for an aggregate fee of $9,000, plus reasonable out-of-pocket expenses.

Who is entitled to vote?

        All holders of record of Capital One’s common stock at the close of business on February 28, 2001 are entitled to vote. All stockholders are entitled to one vote for each share of common stock held by them for all matters submitted for a vote at the meeting. Cumulative voting for the election of directors is not permitted. On February 28, 2001, there were 207,214,626 shares of Capital One’s common stock issued and outstanding.

Will a list of stockholders be made available?

        We will make a list of stockholders available at the annual meeting and, for ten days prior to the meeting, at our Northern Virginia offices located at 2980 Fairview Park Drive, Suite 1300, Falls Church, Virginia 22042-4500. Please contact Capital One’s Corporate Secretary at (703) 205-1000 if you wish to inspect the stockholders list prior to the annual meeting.

What constitutes a quorum?

        A quorum of stockholders is necessary to transact business at the annual meeting. A quorum exists if the holders of a majority of the shares entitled to vote are present in person or represented by proxy, including proxies on which abstentions (withholding authority to vote) are indicated.

How do I vote?

        You can vote by either:

•	Signing and returning the enclosed proxy card or following the directions on the card for telephone or Internet voting (see below); or

•	Casting your vote in person at the annual meeting.

        The individuals identified on the proxy card will vote your shares as you designate when you cast your vote by signing and mailing the proxy card, by telephone or via the Internet. If you submit a duly executed proxy card but do not specify how you wish to vote your shares, the proxy holders will vote your shares in favor of Items 1 and 2 on the proxy card and at their discretion for any other matters properly submitted to a vote at the meeting.

        If you vote by proxy, you may revoke your proxy or change your vote at any time prior to the final tallying of votes by (1) delivering a written notice to Capital One’s Corporate Secretary at the address on the front page of this proxy statement, (2) executing and delivering a later-dated proxy or (3) attending the meeting and voting in person.

        If you hold Capital One stock in “street name” through a broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares if you wish to vote in person at the annual meeting.

Can I vote by telephone or via the Internet?

        Instead of submitting your vote on the enclosed paper proxy card, you can vote by telephone or electronically via the Internet. See “Internet and Telephone Voting” on page 25 of this proxy statement for additional information. The telephone and Internet voting procedures are designed to authenticate your identity, to allow you to vote your shares or give voting instructions, and to confirm that your instructions have been properly recorded. Please note that there are separate telephone and Internet voting arrangements depending upon whether your shares are registered in your own name through Capital One’s stock transfer agent, First Chicago Trust Company, a division of EquiServe, or held in “street name” through a broker, bank or other nominee.

How do I vote my 401(k) shares?

        If you participate in the Capital One Associate Savings Plan, you may vote the number of shares of common stock equivalent to your interest in the Capital One Pooled Stock Fund as credited to your account on the record date. You may vote by giving instructions to American Express Trust Company, the trustee, via the voting instruction card being mailed with this proxy statement to plan participants, by telephone or via the Internet. The trustee will vote your shares in accordance with your duly executed instructions received by April 23, 2001. If you do not send instructions, the trustee will not vote the share equivalents credited to your account.

Can I get Capital One’s annual meeting materials delivered to me electronically next year?

        If you vote electronically via the Internet, you can consent to electronic delivery of future Capital One proxy statements, proxy cards and annual reports by responding affirmatively to the request for your consent when prompted. See “Electronic Delivery of Future Annual Meeting Materials” on page 26 of this proxy statement for additional information. If you consent and Capital One delivers some or all of its future annual meeting materials to you by electronic mail or by posting materials to the Internet, you will not receive paper copies of these materials through the mail. Because electronic delivery could save Capital One a significant portion of the costs associated with printing and mailing materials, we encourage you to consent to electronic delivery.

What vote is necessary to approve each item?

        Votes will be tabulated by the Inspector of Elections. The Board of Directors has appointed a representative of First Chicago Trust Company, a division of EquiServe, to serve as the Inspector of Elections.

        Item 1 on the proxy card requests your vote for the two directors who are up for re-election this year. You may cast or withhold your vote for each of the nominees. The affirmative vote of a plurality of the votes cast at the meeting is required to elect directors. An abstention, therefore, will not be voted with respect to the director indicated, although it will be counted for purposes of determining whether there is a quorum.

        Item 2, the ratification of the selection of Ernst & Young LLP as independent auditors for 2001, will be approved if the holders of a majority of the shares present at the annual meeting in person or represented by proxy vote in favor of Item 2. Abstentions, therefore, have the same effect as a vote “against” the proposal.

        Under New York Stock Exchange rules, if you hold your shares through a broker and you do not submit a proxy, your broker will have discretionary authority to vote your shares according to the recommendations of Capital One’s Board of Directors for each Item presented at the annual meeting.

What are the Board’s recommendations?

        Unless you give other instructions on your proxy card, the people named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors as follows:

•	for election of the nominated slate of directors (see page 23);

•	for ratification of the selection of Ernst & Young LLP as Capital One’s independent auditors for 2001 (see page 24).

        With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, at their own discretion.
INFORMATION ABOUT CAPITAL ONE’S COMMON STOCK OWNERSHIP

Certain Beneficial Owners

        Capital One knows of no single person or group that beneficially owns more than 5% of Capital One’s common stock based on filings with the Securities and Exchange Commission as of February 28, 2001.

Directors and Named Executive Officers

        The following table lists the beneficial ownership of Capital One’s common stock, as of February 28, 2001, by our directors and the Named Executive Officers (as defined herein).

Name and Address*	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Richard D. Fairbank.	8,414,519	(3)(4)	3.91%
Nigel W. Morris	4,911,726	(3)(5)	2.32%
John G. Finneran, Jr.	119,104	(6)	**
William J. McDonald	126,798	(7)(8)	**
David M. Willey	229,917	(9)	**
W. Ronald Dietz	93,663	(10)(11)	**
James A. Flick, Jr.	97,500	(10)	**
Patrick W. Gross	91,533	(10)	**
James V. Kimsey	154,584	(10)	**
Stanley I. Westreich	1,230,859	(10)(12)	0.59%
All directors and executive officers as a group (15 persons).	15,909,293	(13)	7.20%

*	All addresses are c/o Capital One Financial Corporation, 2980 Fairview Park Drive, Suite 1300, Falls Church, Virginia 22042-4525.
**	Less than .5% of the outstanding shares of common stock.
(1)
To Capital One’s knowledge, all executive officers and directors beneficially own the shares shown next to their names either in their sole names or jointly with their spouses, unless we have indicated otherwise. The totals include shares of common stock (i) subject to options held by each person granted under Capital One’s 1994 Stock Incentive Plan (the “1994 Stock Incentive Plan”), Capital One’s 1999 Stock Incentive Plan (the “1999 Stock Incentive Plan”) or Capital One’s 1995 Non-Employee Directors Stock Incentive Plan (the “1995 Directors Plan”), that are or will become exercisable within 60 days of February 28, 2001, (ii) held by the executive officer through a pooled stock fund under Capital One’s Associate Savings Plan (the “Savings Plan”) and (iii) held by the executive officer under Capital One’s 1994 Associate Stock Purchase Plan (the “Stock Purchase Plan”).

(2)	All percentage calculations are based on the number of shares of common stock issued and outstanding on February 28, 2001, which was 207,214,626.
(3)	Includes 107,502 shares owned by Fairbank Morris, Inc. Messrs. Fairbank and Morris share voting and investment power for these shares.
(4)	Includes 7,733,728 shares issuable upon the exercise of options.
(5)	Includes 4,802,357 shares issuable upon the exercise of options.
(6)	Includes 92,052 shares issuable upon the exercise of options.
(7)	Includes 112,521 shares issuable upon the exercise of options.
(8)	Includes 102 shares held in custodial accounts controlled by Mr. McDonald for the benefit of various family members.
(9)
Includes 179,040 shares issuable upon the exercise of options. Does not include 8,145 shares and 87,838 shares issuable upon the exercise of options held by Mr. Willey’s spouse and of which Mr. Willey disclaims beneficial ownership.

(10)	Includes 84,000 shares issuable upon the exercise of options.
(11)	Does not include 3,555 shares held by Mr. Dietz’s spouse and of which Mr. Dietz disclaims beneficial ownership.
(12)	Includes 156,000 shares held in a trust, for which Mr. Westreich is the trustee and ultimate beneficiary.
(13)
Includes 13,799,094 shares issuable upon the exercise of options for all directors and executive officers as a group. Does not include the shares held or issuable upon the exercise of options by the spouses set forth in footnotes (9) and (11) above.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires that Capital One’s executive officers and directors, and persons that beneficially own more than 10% of Capital One’s common stock, file certain reports of beneficial ownership of the common stock and changes in such ownership with the SEC and provide copies of these reports to Capital One. Based solely on our review of these reports and written representations furnished to us, we believe that in 2000 each of the reporting persons complied with these filing requirements, except for Marjorie M. Connelly, who filed one late report concerning a charitable gift of shares of Capital One stock.

INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

Introductions

        Capital One’s directors and current executive officers are listed with a brief description of their business experience for the past five years.

Richard D. Fairbank	Chairman and Chief Executive Officer	Age 50

        Mr. Fairbank has been Chairman of the Board of Directors of Capital One since February 28, 1995. He has been Chief Executive Officer and a director since July 26, 1994. Mr. Fairbank is also a director of MasterCard International, Inc., and is Chairman of the Board of Directors of Capital One’s two principal subsidiaries, Capital One Bank (the “Bank”) and Capital One, F.S.B. (the “Savings Bank”). Mr. Fairbank is also Chief Executive Officer of the Bank.

Nigel W. Morris	President, Chief Operating Officer and Director	Age 42

         Mr. Morris has been a director of Capital One since February 28, 1995. He has been President and Chief Operating Officer since July 26, 1994. Mr. Morris is a member of Visa U.S.A. Inc.’s Marketing Committee and is a director of Covance Inc. He is also a director of the Bank and the Savings Bank, and is President and Chief Operating Officer of the Bank.

Marjorie M. Connelly	Executive Vice President, Credit Card Operations	Age 39

         Ms. Connelly joined Capital One in March 1994. She is Executive Vice President of Credit Card Operations, and is responsible for management of Capital One’s inbound and outbound call centers, other than its risk operations. Ms. Connelly is also responsible for computer operations, telecommunications and applications software in support of Capital One’s activities. Ms. Connelly is currently a member of the VISA USA Risk Advisors Committee and the VISA International Risk Advisors Committee.

John G. Finneran, Jr.	Executive Vice President, General Counsel and Corporate Secretary	Age 51

         Mr. Finneran joined Capital One in September 1994. He is Executive Vice President, General Counsel and Corporate Secretary and is responsible for overseeing Capital One’s legal and governmental affairs and compliance programs.

Larry Klane	Executive Vice President, Marketing and Analysis	Age 40

        Mr. Klane joined Capital One in June 2000. He is Executive Vice President, Marketing and Analysis, responsible for Capital One’s young adult business, underserved businesses and new business development. From October 1997 to May 2000, Mr. Klane served as Managing Director, Corporate Trust and Agency Services at DeutscheBank/Bankers Trust, where he was responsible for managing the global business. From September 1994 to October 1997, Mr. Klane served as Managing Director, Strategy and Business Development at DeutscheBank/Bankers Trust, where he was responsible for developing and implementing strategy, including mergers and acquisitions and divestitures, for Global Institutional Services.

Dennis H. Liberson	Executive Vice President, Human Resources	Age 45

         Mr. Liberson joined Capital One in February 1995. He is Executive Vice President in charge of Human Resources and Corporate Real Estate and is responsible for the development and implementation of human resources programs, including programs related to compensation, benefits, recruitment, employee development, corporate real estate and corporate planning.

William J. McDonald	Executive Vice President, Brand Management	Age 44

         Mr. McDonald joined Capital One in September 1998. He is Executive Vice President for Brand Management, responsible for the marketing, advertising and global brand positioning of Capital One’s businesses. Prior to joining Capital One, Mr. McDonald took a 15-month sabbatical. From March 1993 to June 1997, Mr. McDonald served as Executive Vice President and Chief Marketing Officer at Boston Chicken, Inc., where he was responsible for marketing and research and new product development functions, including brand growth strategies for Boston Market.

Peter A. Schnall	Executive Vice President, Marketing and Analysis	Age 37

         Mr. Schnall joined Capital One in August 1996. He is Executive Vice President, Marketing and Analysis, and is responsible for the marketing, credit policy and portfolio management of Capital One’s credit card business in the United States. From August 1994 to July 1996, Mr. Schnall served as a Senior Vice President at the Advisory Board Company, an advisory firm with practices in financial services and health care.

David M. Willey	Executive Vice President and Chief Financial Officer	Age 40

         Mr. Willey is Capital One’s Executive Vice President and Chief Financial Officer. He has been employed in various capacities by Capital One and its predecessor since September 1989. Mr. Willey is responsible for various staff functions, including treasury, corporate finance, corporate accounting and reporting, planning and risk management and corporate communications. Mr. Willey is also a director of the Bank and a director and President of the Savings Bank.

Catherine West	Executive Vice President, Risk	Age 41

         Ms. West joined Capital One in March 2000. She is Executive Vice President, Risk Operations, and is responsible for collections, recoveries and fraud operations. Prior to joining Capital One, Ms. West was Executive Vice President of Marketing Services and Operations for First USA Bank, where she was responsible for managing and growing inbound operations, retention, loyalty, sales and proactive servicing operations. From 1995 to 1998, Ms. West was Executive Vice President, Cardmember Operations at First USA Bank, where she directed the operations of six sites.

W. Ronald Dietz	Director	Age 58

         Mr. Dietz has been Managing Partner of Customer Contact Solutions, LLC, an advisory firm offering services in a broad range of customer handling and call center performance areas, since January 1999. He has been a director of Capital One since February 28, 1995. From September 1996 to September 1997 and from May 1998 to December 1998, he was President of Charter Associates, Ltd., a firm engaged in a variety of consulting and venture management activities. From September 1997 to May 1998, Mr. Dietz was the Chief Executive Officer of Technical Assistance Research Program in Rosslyn, Virginia, a call center and customer service advisory firm. From April 1993 to July 1996, he was President and Chief Executive Officer of Anthem Financial, Inc., an Indianapolis-based financial services company. He also served as a director of Anthem Financial and as an Executive Vice President of Anthem’s parent company, the Associated Insurance Companies, Inc. Mr. Dietz is also a director of the Savings Bank.

James A. Flick, Jr.	Director	Age 66

         Mr. Flick has been Chairman of the Board of Dome Corporation, Baltimore, Maryland, a real estate development and management services company, since May 1994 and until January 2001, was also President and Chief Executive Officer. He has been a director of Capital One since February 28, 1995. Mr. Flick is also a director of Bethlehem Steel Credit Affiliate One, Inc., Bethlehem Steel Credit Affiliate Two, Inc. and FTI Consulting, Inc. Mr. Flick is also a director of the Bank and the Savings Bank.

Patrick W. Gross	Director	Age 56

         Mr. Gross is a founder of American Management Systems, Inc., Fairfax, Virginia, an information technology consulting, software development, and systems integration firm, and is currently Chairman of its Executive Committee. He has served as a Principal Executive Officer and Managing Director of AMS since its incorporation in 1970. Mr. Gross is also Chairman of the board of directors of Baker and Taylor Holdings, Inc., Charlotte, North Carolina, a private company, and a director of Computer Network Technology Corporation, Minneapolis, Minnesota, Net2000 Communications, Inc., Herndon, Virginia and Landmark Systems Corporation, Reston, Virginia, all public companies. He has been a director of Capital One since February 28, 1995. Mr. Gross is also a director of the Savings Bank.

James V. Kimsey	Director	Age 61

        Mr. Kimsey is the founding Chief Executive Officer and is currently Chairman Emeritus of America Online, Inc., Dulles, Virginia, and Chairman of the Kimsey Foundation. He is a director of Batterson Venture Partners and is on the Board of Advisors of Carousel Capital Partners. He has been a director of Capital One since February 28, 1995. Mr. Kimsey is also a director of the Bank.

Stanley I. Westreich	Director	Age 64

        Mr. Westreich has been President of Westfield Realty, Inc., Arlington, Virginia, a real estate development and construction company, since 1965. He has been a director of Capital One since July 26, 1994. Mr. Westreich is also a director of the Bank.

Board Meetings

        The Board of Directors oversees Capital One’s business and directs its management. The Board does not involve itself with the day-to-day operations and implementation of the business. Instead, the Board meets periodically with management to review Capital One’s performance and its future business strategy. Members of the Board also regularly consult with management to keep informed about Capital One’s progress. The full Board of Directors met eight times during 2000. Each director attended at least 75% of the meetings of the Board and the committees on which he served during the year.

Committee Meetings

        The Board also conducts business through two committees: the Audit Committee and the Compensation Committee. Each committee met six times during 2000.

The Audit Committee
Members: Messrs. Dietz (Chairman), Flick and Gross.    The Audit Committee recommends the selection of independent auditors, approves the scope of the audits by the independent auditors and our internal auditors, and reviews audit findings, accounting policies and compliance matters. The Audit Committee investigates any audit or compliance matter brought to its attention. The Audit Committee also reviews all reports of examination and management’s responses and any transactions between Capital One and any of its directors, executive officers or their affiliates. All of the members of the Audit Committee are independent, financially literate and have accounting or related financial management experience, as such qualifications are defined in the listing standards of the New York Stock Exchange and interpreted by the Board of Directors in its business judgment. The Board of Directors and the Audit Committee have adopted a Charter for the Audit Committee, which is attached to this Proxy Statement as Appendix A.

The Compensation Committee
Members: Messrs. Westreich (Chairman), Kimsey and Dietz.    The Compensation Committee recommends officers for election or re-election and approves all salary levels and incentive awards for senior management, subject to the Board’s approval of compensation for Messrs. Fairbank and Morris. The Compensation Committee also administers Capital One’s 1994 Stock Incentive Plan, 1999 Stock Incentive Plan and Stock Purchase Plan. The Compensation Committee is composed entirely of directors who are not employees of Capital One and who are free from any relationships that in the opinion of the Board of Directors would interfere with their exercise of independent judgment.

Compensation of the Board

Annual Fees and Option Grants
Directors who are not employees of Capital One receive a retainer of $35,000 each year, options to purchase 21,900 shares every three years, and reimbursement of their expenses to attend meetings. They do not receive any additional fees for attending meetings or for being members of the Audit Committee or the Compensation Committee, other than reimbursement of taxes arising from certain income attributable to them in connection with the Board’s annual offsite meeting.

Each non-employee director has elected to give up their retainer and options for the years 1999, 2000 and 2001 in exchange for a one-time grant of performance-based options to purchase 99,498 shares of Capital One’s common stock under Capital One’s 1999 Non-Employee Directors Stock Incentive Plan (the “1999 Directors Plan”). These options were granted on April 29, 1999 and have an exercise price of $56.4583, which was the common stock’s fair market value on that date (determined on the basis of the average of the high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape). These options will vest if Capital One’s stock price reaches and remains at or above $100 for at least 10 trading days in any 30 calendar-day period on or before June 15, 2002. If the options do not reach this vesting target, they will terminate. The options will also vest immediately upon a change of control of Capital One on or before June 15, 2002. If a director ceases to serve as a director before the annual stockholder meeting in 2002, he will relinquish a pro rata portion of any unvested options based on the number of full years he has served as a director since April 1999. The options are generally exercisable until the earlier of April 29, 2009 or three years after the director ceases to serve as a director, but may terminate sooner if the director dies or ceases to serve as a director before the options become exercisable.

Directors who are employees of Capital One receive no additional compensation for their service as directors.

Other Benefits
Under our 1994 Deferred Compensation Plan, directors who are not employees of Capital One may voluntarily defer all of their annual fees and receive deferred income benefits. Director’s accounts are credited monthly with an interest equivalent in an amount determined from time to time by Capital One. Directors electing this deferral will begin to receive their deferred income benefits in cash when they cease to be directors, or earlier if authorized by the Compensation Committee. Benefits are generally payable in monthly installments beginning within 90 days after retirement and extending no later than the date the individual reaches age 80. If a director dies before he receives these benefits, they will be paid to his beneficiaries or estates. Upon a change of control of Capital One and unless otherwise directed by a director, Capital One shall pay to each director within thirty days of the change of control, a lump sum cash payment equal to such director’s account balance as of the date of the change of control.

Related Party Transactions
From time to time, Capital One has retained American Management Systems, Inc., a consulting company specializing in information technology, applications and systems integration, to provide certain services. Mr. Gross, a director of Capital One, is also a director and principal executive officer of AMS. Capital One and its subsidiaries entered into an agreement with AMS on April 5, 1995. Under this agreement, AMS agreed to perform general consulting and other tasks agreed to through work orders. During 2000, Capital One paid AMS a total of $1.72 million for services under this agreement. Capital One intends to continue its relationship with AMS in the future and believes that the terms of existing AMS agreements are, and that any future arrangements will be, fair and reasonable and no less favorable to Capital One than those we could obtain from unrelated third parties.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

        The following table summarizes compensation awarded to, earned by or paid to our Chief Executive Officer and the other four most highly compensated executive officers for the year ended December 31, 2000 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Annual Compensation						Long-Term Compensation		All Other Compensation
	Year		Salary		Bonus(1)		Securities Underlying Options
RICHARD D. FAIRBANK	2000		$ 0	(2)	$ 0	(3)	71,342	(4)	$ 0
Chairman of the Board	1999		$ 0	(2)	$ 0	(5)	1,130,661	(3)	$ 0
and Chief Executive Officer	1998		$ 0	(2)	$ 0	(5)	1,200,000	(6)	$ 0

NIGEL W. MORRIS	2000		$ 0	(2)	$ 0	(3)	0		$ 0
President, Chief Operating	1999		$ 0	(2)	$ 0	(5)	753,774	(3)	$ 0
Officer and Director	1998		$ 0	(2)	$ 0	(5)	917,853	(6)	$ 0

JOHN G. FINNERAN, JR.	2000		$348,000		$254,580	(7)	41,309	(8)	$20,722	(9)
Executive Vice President, General	1999		$284,667		$252,360	(7)	133,906	(8)	$11,702
Counsel and Corporate Secretary	1998		$252,500		$100,750	(7)	101,142	(8)	$30,018

WILLIAM J. MCDONALD	2000		$315,000		$274,219	(7)	36,000	(8)	$25,315	(9)
Executive Vice President, Brand Management	1999		$284,333		$250,854	(7)	133,008	(8)	$14,717
	1998	(10)	$ 82,907		$ 46,195	(7)	141,222	(8)	$50,200

DAVID M. WILLEY	2000	(11)	$315,500		$239,650	(7)	61,229	(8)	$16,277	(9)
Executive Vice President and	1999		$254,167		$227,066	(7)	143,055	(8)	$16,743
Chief Financial Officer	1998		$222,500		$ 91,630	(7)	94,392	(8)	$ 6,282

(1)	Bonuses earned and reported for each calendar year are paid during the following calendar year.
(2)
Under a compensation package approved by the Board of Directors on December 18, 1997 (EntrepreneurGrant II), Messrs. Fairbank and Morris agreed to give up their entire salary and all benefits under the Stock Purchase Plan, the Savings Plan and Capital One’s Unfunded Excess Savings Plan (the “Excess Savings Plan”) through 2000 in exchange for an award of performance-based options. Under this agreement, Messrs. Fairbank and Morris were granted 1,234,359 and 822,906 options, respectively. The base salaries that Messrs. Fairbank and Morris would otherwise have received in 2000 were $975,000 and $700,000, respectively. Capital One achieved the performance targets in 1998 and all of these options became exercisable.

(3)
Under a compensation package approved by the Board of Directors on April 29, 1999 (EntrepreneurGrant IV), Messrs. Fairbank and Morris agreed to forgo all salary and any benefits under the Stock Purchase Plan, the Savings Plan and the Excess Savings Plan for the year 2001 and all potential annual cash incentives, annual stock option grants and Senior Executive Retirement Plan contributions for the years 2000 and 2001 in exchange for an award of performance-based options. Capital One’s EntrepreneurGrant programs are more fully described on page 20 of the “Report of the Compensation Committee on Executive Compensation.”

(4)	Reload options granted under the 1994 Stock Incentive Plan.

(5)
Under a compensation package approved by the Board of Directors on September 15, 1995 (EntrepeneurGrant I), Messrs. Fairbank and Morris agreed to give up all incentive compensation (other than salary and contributions under the Stock Purchase Plan, the Savings Plan and the Excess Savings Plan) for a period of five years beginning with the 1995 calendar year in exchange for performance-based options. Capital One achieved the performance targets and all of these options are exercisable.

(6)
Includes new stock options and reload options granted under the 1994 Stock Incentive Plan. On June 11, 1998, under Capital One’s EntrepreneurGrant III program, the Board of Directors approved an award of 1,200,000 and 800,040 performance-based options to Messrs. Fairbank and Morris, respectively, in exchange for the surrender of 300,000 options granted to Mr. Fairbank and 200,010 options granted to Mr. Morris as part of EntrepreneurGrant II. All of these options had previously vested. Capital One recently achieved the EntrepreneurGrant III performance targets and all of these options are exercisable.

(7)
Under Capital One’s EntrepreneurGrant II program, Messrs. Finneran and Willey elected to forgo a portion of their cash bonuses for three years beginning 1998, in amounts equal to up to 50% of their annual target bonuses, in exchange for performance-based options granted in 1997. Under Capital One’s EntrepreneurGrant III program, Messrs. Finneran, McDonald and Willey elected to forgo an additional part of their cash bonuses for three years beginning 1998, in amounts equal to up to the 50% of their annual target bonuses (in addition to amounts previously forgone under EntrepreneurGrant II) in exchange for performance-based options granted in 1997. Capital One has achieved both the EntrepreneurGrant II and the EntrepreneurGrant III performance targets and all of these options are exercisable. Capital One’s EntrepreneurGrant programs are more fully described on page 20 of the “Report of the Compensation Committee on Executive Compensation.” The amounts shown in this table are cash bonuses awarded, net of amounts forgone. Cash bonuses otherwise payable to Messrs. Finneran, McDonald and Willey were reduced for 1998, 1999 and 2000, as follows:

Bonuses Forgone for Stock Option Grants
Executive	1998	1999	2000
Mr. Finneran	$130,250	$135,720	$141,420
Mr. McDonald	$ 71,638	$ 74,646	$ 77,781
Mr. Willey	$114,620	$119,434	$124,450

(8)
Includes new stock options and reload options under the 1994 Stock Incentive Plan and the 1999 Stock Incentive Plan. Under Capital One’s EntrepreneurGrant IV program, in 1999 Messrs. Finneran, McDonald and Willey elected to forgo all potential annual stock option grants from Capital One for compensation years 1999 and 2000 in exchange for an award of options. The number of options indicated next to their names for 1999 includes 132,708 options awarded pursuant to EntrepreneurGrant IV. Under Capital One’s EntrepreneurGrant III program, in 1998 Messrs. Finneran, McDonald and Willey received the following option grants: Mr. Finneran 49,293, Mr. McDonald 54,222 and Mr. Willey 43,377. Capital One’s EntrepreneurGrant programs are more fully described on page 20 of the “Report of the Compensation Committee on Executive Compensation.”

(9)
All other compensation consists of the amount of contributions Capital One made under the Stock Purchase Plan and the Savings Plan and credits to the account of the associate under the Excess Savings Plan. For 2000, matching company contributions equal to 17.65% of the associate contributions under the Stock Purchase Plan were as follows: Mr. Finneran $0, Mr. McDonald $8,340 and Mr. Willey $0. For 2000, Capital One contributed $5,100 under the Savings Plan for each of Messrs. Finneran, McDonald and Willey and the amounts of matching credits under the Excess Savings Plan were: Mr. Finneran $12,911, Mr. McDonald $11,876 and Mr. Willey $11,177.

(10)
Mr. McDonald joined Capital One in September 1998. The amounts shown reflect his compensation for September through December 1998. Mr. McDonald’s 1998 bonus includes a one-time signing bonus of $45,833; his other compensation includes $48,005 in relocation expenses paid by Capital One.

(11)
Does not include compensation paid to Mr. Willey’s spouse, who has been employed by Capital One since 1990 and is currently working four days per week as a Vice President. During 2000, Mr. Willey’s spouse earned a total salary and cash incentive of approximately $220,000, net of amounts foregone under EntrepreneurGrant II and EntrepreneurGrant III. She also received 14,606 options to purchase stock, including reload options and a special mid-year grant received by all Vice Presidents of Capital One. From time to time, Mr. Willey’s spouse also exercises stock options that have been granted to her during the course of her career with Capital One. Capital One believes that she has been compensated fairly and reasonably for her services as compared to similarly situated executives at Capital One.

Option Grant Table

        The following table sets forth information concerning grants of stock options made to the Named Executive Officers in 2000.

2000 OPTION GRANTS

Name	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(1)
	Number of Securities Underlying Options Granted		% of Total Options Granted to Associates for the 2000 Fiscal Year	Exercise Price per Share(2)	Expiration Date	5%	10%
Richard D. Fairbank	71,342	(3)	1.76%	$47.8440	11/15/04	$ 855,362	$1,869,817
Nigel W. Morris	0		—	—	—	—	—
John G. Finneran, Jr.	1,115	(3)	0.03%	$47.6565	09/15/05	$ 16,074	$ 35,908
	4,194	(3)	0.10%	$47.6565	01/23/07	$ 77,958	$ 180,451
	36,000	(4)	0.89%	$46.3750	05/30/10	$1,049,940	$2,660,753
William J. McDonald	36,000	(4)	0.89%	$46.3750	05/30/10	$1,049,940	$2,660,753
David M. Willey	2,606	(3)	0.06%	$38.3440	01/23/07	$ 40,109	$ 88,048
	36,000	(4)	0.89%	$46.3750	05/30/10	$1,049,940	$2,660,753
	4,232	(3)	0.10%	$51.3440	01/23/07	$ 82,305	$ 189,659
	6,890	(3)	0.17%	$58.5315	01/23/07	$ 148,254	$ 340,100
	6,130	(3)	0.15%	$64.7815	09/13/07	$ 161,664	$ 376,746
	5,371	(3)	0.13%	$65.9065	09/13/07	$ 144,107	$ 335,830

*	Less than .01% of total options granted to associates in 2000.
(1)
The dollar amounts under these columns are calculated based on assumed rates of stock appreciation prescribed by the SEC and are not intended to be a forecast of possible future stock price appreciation.

(2)
Equal to the fair market value of the common stock on the date of grant determined on the basis of the average of the high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape.

(3)
These options are reload options that were granted under the 1994 Stock Incentive Plan. Reload options are granted at the time an executive officer surrenders already owned shares of common stock as payment for the exercise price of a previously granted option. One reload option with an exercise price equal to the fair market value on the date of grant is issued for each such share surrendered. Rather than enhance his or her holdings, reload options are intended to enable an associate who exercises an option by tendering previously owned shares to remain in the same economic position, or “equity position,” with respect to potential appreciation in the common stock as if he or she had continued to hold the original option unexercised. As such, reload options meet Capital One’s objective of fostering continued stock ownership by our associates, but the receipt of reload options by an associate does not result in a net increase in his or her equity position. Reload options are exercisable, in full, six months after their grant date and immediately upon a change of control.

(4)
These options were part of a special mid-year grant of stock options to all of Capital One’s executives other than Messrs. Fairbank and Morris, and will vest in one-third increments on the first, second and third anniversaries of the date of grant.

Option Exercise and Option Value Table

        The following table sets forth information concerning exercises of stock options made by the Named Executive Officers in 2000 and the values of unexercised options held by the Named Executive Officers at 2000 year end.

2000 OPTION EXERCISES AND OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at 2000 Year End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at 2000 Year End Exercisable/Unexercisable(2)
Richard D. Fairbank	640,000	$27,206,848.00	9,038,728/1,130,661	$488,844,912.38/$11,742,479.82
Nigel W. Morris	315,000	$18,829,860.00	5,472,357/753,774	$290,577,820.31/$7,828,319.88
John G. Finneran, Jr.	129,021	$ 6,160,760.30	397,452/184,308	$18,766,510.89/$2,579,379.53
William J. McDonald	0	0	112,521/197,709	$3,976,446.04/$3,141,933.84
David M. Willey	113,046	$ 5,288,159.40	233,617/202,699	$9,739,840.53/$2,654,327.42

(1)	The value realized is the net value of the shares (market price less the exercise price) received.

(2)
In-the-Money Options are those for which the 2000 year-end market price of the underlying shares of common stock exceeded the exercise price of the option. The value of the In-the-Money Options is the difference between the market price (determined on the basis of the average of the high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape on the last business day of 2000) of the common stock ($66.8438 per share) and the exercise price of the option multiplied by the number of shares underlying the option.

Company Arrangements with Executive Officers

Employment Agreements	Capital One does not have employment agreements with any of its executive officers. The compensation arrangements with these officers, however, encourage their continued employment with Capital One.

Change of Control Employment Agreements
All of the executive officers identified on pages 6-8 of “Information About Our Directors and Executive Officers” have change of control employment agreements. The agreements are designed to ensure that if a change of control of Capital One occurs, our business will continue with minimal disruption because these agreements provide greater employment security to key operational and management executives. A change of control will occur if one or more of the following events take place: (i) an acquisition of 20% (or, if shares are purchased from Capital One, 40%) or more of Capital One’s common stock or the combined voting power of the voting securities by a person or group, (ii) certain changes in the majority of the Board of Directors, (iii) certain mergers involving Capital One, or (iv) the liquidation, dissolution or sale of all or substantially all of Capital One’s assets.

The agreements with Messrs. Fairbank, Morris and Finneran entitle them to receive (i) their base salary and a pro rata bonus through the date of termination, (ii) a lump sum payment of three times their current annual salary and highest recent bonus, (iii) any deferred compensation and accrued vacation not yet paid and (iv) certain retirement and welfare benefits, if within three years of the change of control they are terminated without cause, or if they voluntarily leave for good reason (which includes leaving for any reason during the 30-day period beginning one year after a change in control). Any cash payments attributable to salary or bonus will be net of amounts previously foregone (if any) in exchange for Capital One stock options. The agreements also provide a tax gross-up feature to cover excise or similar taxes (including excise taxes and income taxes imposed upon the gross-up payment) that the officer may have to pay resulting from payments received or options that vest due to a change of control.

All other executive officers identified on pages 6-8 of “Information About Our Directors and Executive Officers” have change of control agreements that entitle them to receive (i) their base salary and a pro rata bonus through the date of termination, (ii) a lump sum payment of two times their current annual salary and highest recent bonus, (iii) any deferred compensation and accrued vacation not yet paid and (iv) certain retirement and welfare benefits, if within two years of the change of control they are terminated without cause, or if they voluntarily leave for good reason. Any cash payments attributable to salary or bonus will be net of amounts previously foregone (if any) in exchange for Capital One stock options. The agreements also provide a tax gross-up feature to cover excise or similar taxes (including excise taxes and income taxes imposed upon the gross-up payment) that the officer may have to pay resulting from payments received or options that vest due to a change of control.

Pension Plans

General
In 1995, Capital One made a number of changes to its pension and deferred compensation plans. Among the changes were that we stopped making further pay-based contributions to Capital One’s cash balance pension plan (the “Cash Balance Pension Plan”) and the related excess cash balance pension plan (the “Excess Cash Balance Plan”). Capital One also eliminated the Executive Employees Supplemental Retirement Plan and the ability of executive officers to defer compensation under the 1994 Deferred Compensation Plan.

Cash Balance Pension Plan and Excess Cash Balance Plan
Before each was amended in November 1995, Capital One offered a Cash Balance Pension Plan and an Excess Cash Balance Pension Plan to all full-time salaried associates and certain executive officers, respectively, of Capital One and its subsidiaries. The Cash Balance Pension Plan is a type of defined benefit plan intended to qualify under Section 401(a) of the Internal Revenue Code, under which participants were credited with certain pay-based credits for all annual paid compensation up to $150,000, as indexed for cost of living increases. The Excess Cash Balance Plan provided additional benefits to participants to the extent benefits under the Cash Balance Pension Plan were restricted because of limitations imposed by provisions of the Internal Revenue Code.

In November 1995, Capital One amended the Cash Balance Pension Plan and the Excess Cash Balance Plan to eliminate further pay-based credits to participants as of December 31, 1995, and to provide that there would be no new participants in such plans on or after January 1, 1996. Interest credits continue to be credited on plan balances on a quarterly basis. Based on account balances as of January 1, 2001, the projected annual retirement benefits under the Cash Balance Pension Plan and the Excess Cash Balance Plan, respectively, are $353 and $1,402 for Mr. Fairbank, $571 and $1,550 for Mr. Morris, $243 and $213 for Mr. Finneran and $1,300 and $528 for Mr. Willey. Mr. McDonald has no account balance in either the Cash Balance Pension Plan or the Excess Cash Balance Plan. Messrs. Fairbank and Morris are currently credited with twelve years of service under the plans; Mr. Finneran is currently credited with six years of service under the plans; and Mr. Willey is currently credited with eleven years of service under the plans. These projected benefits assume interest credits under the Cash Balance Plan to be 6.26% per annum and under the Excess Cash Balance Plan to be 9.50% per annum.

In lieu of the pay-based credits under the Cash Balance Pension Plan and the Excess Cash Balance Plan, beginning January 1, 1996, Capital One began making automatic contributions equal to 3% of an associate’s eligible compensation to the associate’s account in the Savings Plan and, if applicable, the Excess Savings Plan.

Performance Graph

        The following graph compares cumulative total stockholder return on our common stock with the S&P Composite 500 Stock Index and an industry index, the S&P Financial Composite Index, for the period from December 31, 1995 to December 31, 2000. The graph assumes that the value of the investment in the common stock and each index was $100 at December 31, 1995 and that all dividends were reinvested. The stock price performance on the graph below is not necessarily indicative of future performance.

[GRAPH]

	1995	1996	1997	1998	1999	2000
S & P 500	$100.00	$122.95	$163.95	$210.81	$255.17	$231.95
Capital One	$100.00	$152.39	$231.28	$492.63	$620.81	$849.77
S&P Financials Index	$100.00	$135.12	$200.11	$222.99	$231.84	$292.30

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

        As the Compensation Committee of the Board of Directors, we offer this report to describe the compensation philosophy and policies underlying our recommendations to the Board of Directors for the 2000 compensation package of Capital One’s executive officers generally and the Chief Executive Officer and the President and Chief Operating Officer more specifically.

Compensation Philosophy

        We have designed and adopted a compensation strategy for Capital One’s executives based on three underlying principles: recruitment and retention of top executive talent, value creation and flexibility. Although we believe that executive compensation should be market based, we also believe that compensation packages have to provide our executives with the opportunity for compensation to exceed market standards to enable us to recruit and retain top performers with the necessary skills and talent. To this end, in 2000 we linked compensation to stockholder value by using stock options as the principal vehicle to achieve an above-market compensation opportunity. As a result, our compensation packages reward the accomplishments of management only to the extent such accomplishments create stockholder wealth. We believe that such a stock-based program best aligns the interests of management with the interests of stockholders and is in the best interests of Capital One and its stockholders. We also believe that Capital One’s compensation program must maintain the flexibility to respond rapidly to market opportunities. Accordingly, from time to time we have adjusted both the cash and long-term incentive components of our compensation program to maintain management’s alignment with stockholder interests, to enhance recruitment and retention and to promote Capital One’s business strategies.

Methodology for Determining Compensation

        Compensation Comparators.    In determining the overall amount of compensation to be paid in 2000, we considered the compensation paid to similar executives within (i) those organizations against whom Capital One competes to recruit executive officers, (ii) companies in the financial services sector generally and (iii) other credit card companies.

        Surveys.    We reviewed surveys, published by leading compensation consulting firms, showing compensation levels for executives in the group of comparable companies. In addition, with respect to the compensation of the Chief Executive Officer, the President and Chief Operating Officer, and our other named executive officers, we reviewed information presented by our independent compensation consultants.

        Entrepreneurial Approach.    To support an entrepreneurial approach, we developed a compensation package that emphasizes the use of stock-based incentives. In 2000, stock options were the only form of long-term incentive provided to our executives and, as a result, management will achieve compensation that is above market levels for executives in comparable companies only if the value of Capital One’s common stock increases. We believe that stock-based incentives serve to align the interests of management with those of our stockholders and we periodically re-evaluate our opportunities to enhance and refine that alignment through stock-based compensation vehicles.

        Tier Structure.    Capital One uses management “Tiers” in determining the overall compensation of its associates, including the executive officers, and assigns each executive officer to a designated Tier based on job responsibility and such officer’s contribution to the management of Capital One.

Components of the Executive Compensation Program

        In 2000, executives were eligible to receive compensation in three forms:

• base salary;

• annual cash incentive awards that vary with performance; and

• stock-based incentives in the form of annual and special grants of stock options.

        Each compensation component is offered to executives in various combinations, depending on the executive’s Tier. Capital One targets the total compensation (base salary, annual cash incentive and stock-based incentives) for its executive group at the 75th percentile of similar groups of executives at competing companies.

        Base Salary.    Each management Tier has a salary band. The salary band defines the minimum and maximum salary levels for the Tier. Aggregate salaries for the executive group are based on the 50th percentile for the pool of similar executives at competing companies. Individual salaries within the band reflect the officer’s scope of responsibility, prior experience and accomplishments, and other individual factors, as well as market data on salary levels for comparable positions. Base salaries are adjusted annually within the salary bands depending on individual performance, and are determined based on subjective evaluations of various factors, including recent performance and time in the job. Capital One expects to adhere rigorously to the 50th percentile level for aggregate executive officers’ salaries and therefore adjustments in targeted base salaries will be limited only to amounts necessary to maintain such level.

        Annual Cash Incentives.    The compensation program also provides executive officers with annual cash incentive awards based on individual and corporate performance criteria. Annual cash incentive targets in 2000 were a specified percentage (between 40% and 70%) of the base salary amount for each Tier such that total cash compensation (base salary and annual cash incentives) for the executive group is at approximately the 65th percentile of similar groups of executives at competing companies. Actual cash incentive awards are determined based on a combination of corporate and individual performance and may be greater or less than the targeted annual incentive. Annual incentives can be as high as 200% of the target levels when performance exceeds the targeted criteria. Performance below the threshold level results in no award.

        Individual performance is based on subjective evaluations of factors similar to the criteria specified above for adjustments in base salaries. For corporate performance, we maintain a flexible approach to performance measurement so that we are able to respond appropriately to emerging and evolving business opportunities. The corporate performance criteria for 2000 annual incentives included earnings per share, marketing expenses, loan and account growth, credit quality, customer service, marketing innovation, operating efficiency, associate management, technological innovation, recruiting, flexibility, management integration and other factors.

        Stock-Based Awards.    Executives can earn stock-based awards as part of their long-term incentive compensation. Stock-based awards may from time to time consist of stock options, restricted stock or stock appreciation rights. In 2000, stock-based awards were made in the form of stock options to purchase Capital One common shares. Stock options provide executive officers with a strong economic interest to maximize stockholder value, and align the interests of the executive officers with those of stockholders. Stock option grants compensate management only to the extent value in the form of stock price appreciation has been created. Stock options are granted with an exercise price equal to or greater than the market price on the grant date and therefore have no economic value unless Capital One’s stock price increases. Typically, stock options become exercisable in one-third increments on the first, second and third anniversaries of the grant date. Given Capital One’s emphasis on stock options in the overall compensation package, an executive officer’s total compensation will be highly dependent on the performance of the common stock. This compensation component is intended to encourage individual commitment to corporate business strategies and to focus executives on improving stock performance.

        Individual grants are determined by reference to competitively defined stock option targets that are established for each Tier. Actual grant levels are further influenced by individual performance. In evaluating individual performance, we consider an officer’s responsibilities, recent performance and accomplishments and the expected future contribution of the officer to Capital One’s performance. We determine individual performance based on a subjective evaluation of these factors.

        Most of Capital One’s senior management were given the opportunity to forgo their potential annual stock option awards for 1999 and 2000 in exchange for performance-based stock options granted in April 1999. As a result, many of Capital One’s senior managers did not receive an annual stock option award in 1999 or 2000. In addition, in May 2000 we recommended and the Board of Directors approved an amendment to the 1994 Stock Incentive Plan to increase the number of shares of common stock that may be issued pursuant to the exercise of stock options and other incentive awards by 2,000,000 shares. We used these shares primarily to make a special mid-year grant of stock options, designed to enhance retention and to ensure that the compensation we pay to our senior management remained competitive, to all of our executives other than the Chief Executive Officer and the President and Chief Operating Officer, who did not receive any new grants of stock options in 2000.

        EntrepreneurGrants.    To link management’s interest more closely with that of Capital One’s stockholders and more importantly, to retain our management team, we have developed a series of stock option grants to senior management under which managers can elect to give up some form of compensation in exchange for an additional stock option grant. These additional grants are generally referred to as “EntrepreneurGrants.” EntrepreneurGrants have been designed with the aid of our independent consultants to resemble the compensation structures of highly entrepreneurial companies and are highly dependent on the performance of Capital One’s common stock.

        Capital One has conducted four separate EntrepreneurGrant programs for its senior management, beginning in 1995. Generally, executives have been given the chance to forego a portion of their future salaries or cash bonuses in exchange for stock options with an exercise price not less than the fair market value of Capital One’s stock on the date of grant. In return, the executive received stock options with either an annual vesting schedule, a cliff vest on a future date, performance-based vesting if Capital One’s stock price reached and remained at a specific level within a three-year timeframe, or a combination of those features. All of Capital One’s stock options will vest immediately if a change of control, as defined in the 1994 Stock Incentive Plan, occurs.

        EntrepreneurGrants with performance-based vesting criteria have generally set the target stock price to represent an average increase of 20% annually from the date of grant through the vesting deadline. Three of the four EntrepreneurGrant programs have achieved either their target price or their final vesting date and have therefore vested.

        Participation rates in our EntrepreneurGrants have historically exceeded 85%, with a 99% participation rate in our most recent EntrepreneurGrant in 1999. Occasionally, we will offer new executives the opportunity to participate in a prior grant, with an exercise price reflecting the higher of the original grant’s exercise price or the fair market value of Capital One’s stock on the date of the catch-up grant. Participation rates are generally slightly lower for catch-up grants.

        Compensation of the Chief Executive Officer and the President and Chief Operating Officer.     Mr. Fairbank, our Chief Executive Officer, and Mr. Morris, our President and Chief Operating Officer, received no cash salary, cash incentive or stock-based incentive for their services during 2000. Instead, Messrs. Fairbank and Morris have elected under our EntrepeneurGrant programs to give up their entire salary and cash incentive for 1997 through 2001, and their annual stock option grants for 2000 and 2001, in exchange for performance-based stock options under the EntrepeneurGrants described above. In this way, we believe that the interests of our top executives have been aligned directly with the interests of our stockholders, so that Messrs. Fairbank and Morris have the opportunity to receive compensation for their services only if Capital One’s stock price reaches and exceeds pre-determined thresholds.

Deductibility of Compensation Expenses

        Section 162(m) of the Internal Revenue Code provides that compensation that is paid to the chief executive officer or to any of the four most highly compensated executive officers (other than the chief executive officer) in excess of $1 million is generally not deductible by Capital One for federal income tax purposes unless it qualifies as “performance-based” compensation. To qualify as “performance-based” under Section 162(m), compensation payments must be made from a plan that is administered by a committee of outside directors and must be based on the achievement of objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the Committee must certify that the performance goals have been achieved. Committee certification is not required, however, if the compensation is attributable solely to the increase in the value of Capital One’s stock.

        The Committee has considered the impact of this tax code provision in designing Capital One’s compensation plans. While we believe it is more important to have executive officers focused on the business opportunities afforded by Capital One’s information-based strategies than to use inappropriate measures to capture the benefits of the tax deduction, the Committee has and intends in the future to take such steps as it deems reasonably practicable to minimize the impact of Section 162(m).

The Compensation Committee

Stanley I. Westreich (Chairman)
James V. Kimsey
W. Ronald Dietz

The foregoing Report of the Compensation Committee on Executive Compensation shall not be deemed to be incorporated by reference into any of Capital One’s previous or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by Capital One in any such filing.

REPORT OF THE AUDIT COMMITTEE

        During 2000, the Audit Committee developed an updated charter, which was approved by the full Board of Directors on April 27, 2000. The complete text of the new charter is attached to this Proxy Statement as Appendix A.

        In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of Capital One’s accounting, auditing and financial reporting practices. Its primary responsibilities can be classified into three broad categories:

•	first, the Audit Committee monitors the integrity of Capital One’s financial statements;

•	second, the Audit Committee monitors Capital One’s compliance with legal and regulatory requirements; and

•	third, the Audit Committee monitors the independence and performance of Capital One’s independent and internal auditors.

        The Audit Committee has implemented procedures to ensure that it devotes the attention it deems necessary or appropriate to each of the matters assigned to it under its charter. In carrying out its responsibilities, the Audit Committee met six times during 2000.

        In discharging its oversight responsibility, the Audit Committee has reviewed and discussed Capital One’s audited financial statements for the fiscal year ended December 31, 2000 with management and Ernst &Young LLP, our independent auditors. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement of Accounting Standards No. 61 (Codification for Statements on Auditing Standards). In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees) and has discussed Ernst & Young’s independence with Ernst & Young. Based on its review and discussions with management and Ernst & Young, and pursuant to a delegation of authority from the Board of Directors, the Audit Committee has approved including the audited financial statements in our annual report on Form 10-K for the fiscal year ending December 31, 2000 for filing with the Securities and Exchange Commission.

The Audit Committee

W. Ronald Dietz (Chairman)
James A. Flick, Jr.
Patrick W. Gross

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference into any of Capital One’s previous or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by Capital One in any such filing.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

        The Board of Directors is divided into three classes. At each annual meeting the term of one class expires. Directors in each class are elected to serve for three-year terms. At the 1999 annual meeting, James A. Flick, Patrick W. Gross and James V. Kimsey were elected to serve on the Board of Directors for three-year terms expiring at the annual meeting to be held in 2002. At the 2000 annual meeting, Richard D. Fairbank and Stanley I. Westreich were elected to serve on the Board of Directors for three-year terms expiring at the annual meeting to be held in 2003. All of the current directors began serving as directors as of the close of business on February 28, 1995, except Mr. Fairbank and Mr. Westreich, who have served as directors since July 26, 1994.

        The nominees for re-election this year are Nigel W. Morris and W. Ronald Dietz.    Each has consented to serve a three-year term. Information about the two proposed nominees for election as directors, and about each other current director whose term will continue after the annual meeting, is set forth under “Information About Our Directors and Executive Officers” starting on page 6 of this proxy statement.

        In the event a nominee should not continue to be available for election, the Board may designate a substitute as a nominee. Proxies will be voted for the election of such substitute. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

        Directors will be elected by a plurality of the votes cast for the election of directors at the meeting. Cumulative voting is not permitted.

        The Board recommends a vote “FOR” each of these director nominees.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

(Item 2 on the Proxy Card)

        The Audit Committee, pursuant to authority granted to it by the Board of Directors, has selected the firm of Ernst & Young LLP as independent auditors for 2001. The Board is submitting this proposal to the vote of the stockholders in order to ratify the Audit Committee’s selection. If stockholders do not ratify the selection of Ernst & Young LLP, the Board of Directors will reconsider the selection of independent auditors.

        Capital One has paid or expects to pay the following fees to Ernst & Young LLP for work performed in 2000 or attributable to Ernst & Young’s audit of Capital One’s 2000 financial statements: annual audit $571,000; financial information systems design and implementation $447,000; and all other fees $5,003,000, including audit-related services of $1,519,000 and non-audit services of $3,539,000. Audit-related services generally include fees for Securities and Exchange Commission registration statements, securitization and other funding transactions, internal control and compliance procedures related to securitization trusts, employee benefit and statutory audits, internal audit assistance and accounting consultations. Non-audit services relate principally to tax services.

        The Audit Committee has reviewed the fees paid to Ernst & Young LLP and has considered whether the fees paid for non-audit services are compatible with maintaining Ernst & Young LLP’s independence.

        Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

        The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of Ernst & Young LLP as independent auditors for 2001. Therefore, abstentions effectively count as votes against this proposal.

        The Board recommends a vote “FOR” the ratification of Ernst & Young LLP as the independent auditors for 2001.

OTHER BUSINESS

        We know of no other business that will be presented for consideration at the annual meeting. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card will vote such proxy at their discretion.

ANNUAL REPORT TO STOCKHOLDERS

        The Annual Report to Stockholders for the fiscal year ended December 31, 2000, including consolidated financial statements, is being furnished along with this proxy statement to stockholders of record on February 28, 2001. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material. A copy of our Annual Report on Form 10-K, which is filed with the Securities and Exchange Commission, may be obtained at the annual meeting, at the SEC’s website at www.sec.gov or by contacting our Investor Relations department at our address on the front cover of this proxy statement.

STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

        If you wish to present a stockholder proposal at the 2002 annual meeting and wish to have such proposal considered for inclusion in our 2002 proxy statement, you must send the proposal, along with any supporting statement, to our Corporate Secretary, so that it is received at the address on the front cover of this proxy statement on or before November 23, 2001. All proposals must comply with applicable SEC regulations.

        Under our bylaws, if you wish to nominate directors for election, or present other business before the stockholders at the annual meeting, you must give proper written notice of any such nomination or business to the Corporate Secretary not before January 26, 2002 and not after February 15, 2002. If the annual meeting for 2002 is not within thirty days before or seventy days after April 26, 2002, the anniversary date of this year’s annual meeting, you must send notice within ten days following any notice or publication of the meeting. Your notice must include certain information specified in our bylaws concerning the nomination or the business. A copy of our bylaws may be obtained from the Corporate Secretary at Capital One’s address on the front cover of this proxy statement.

INTERNET AND TELEPHONE VOTING

Shares Directly Registered in the Name of the Stockholder

        Stockholders with shares registered directly with Capital One’s transfer agent, First Chicago Trust Company, a division of EquiServe, may vote telephonically by calling EquiServe at 877-PRX-VOTE (877-779-8683) or electronically via the Internet at www.eproxyvote.com/cof. Votes submitted via the Internet through EquiServe’s program must be received by 8:00 PM (EST) on April 25, 2001. The giving of a proxy by telephone or via the Internet will not affect your right to vote in person if you decide to attend the annual meeting.

Shares Registered in the Name of a Brokerage Firm or Bank

        A number of brokerage firms and banks participate in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by EquiServe for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number or via the Internet as set forth on your voting form. Votes submitted via the Internet through the ADP program must be received by 11:59 PM (EST) on April 25, 2001. The giving of a proxy by telephone or via the Internet will not affect your right to vote in person if you decide to attend the annual meeting.

        Proxies given pursuant to Internet and telephone voting are permitted under applicable law. These telephone and Internet voting procedures are designed to authenticate a stockholder’s identity, to allow a stockholder to give his or her voting instructions and to confirm that a stockholder’s instructions have been recorded properly. Stockholders voting via the Internet through either EquiServe or ADP should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

“HOUSEHOLDING” OF PROXY STATEMENTS AND ANNUAL REPORTS

        For the first time, Capital One may this year be delivering only one copy of this proxy statement and our 2000 Annual Report to multiple shareholders sharing the same address. This delivery method, known as “householding,” can save Capital One a significant portion of our printing and mailing costs.

        If you did not receive an individual copy of this proxy statement or Capital One’s 2000 Annual Report, and you would like separate copies, please contact Capital One’s Investor Relations department at our address on the front cover of this proxy statement, or by telephone at (703) 205-1000.

        If you would like to receive separate copies of future Capital One proxy statements and annual reports, or if you are currently receiving multiple copies and would like to request householding in the future, please contact your broker or Capital One’s Investor Relations department.

ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

        Capital One is offering its stockholders the opportunity to consent to receiving Capital One’s future proxy materials and annual reports electronically by providing the appropriate information when you vote via the Internet. Electronic delivery could save Capital One a significant portion of the costs associated with printing and mailing its annual meeting materials, and we hope that our stockholders find this service convenient and useful. If you consent and Capital One elects to deliver future proxy materials and/or annual reports to you electronically, then Capital One will send you a notice (either by electronic mail or regular mail) explaining how to access these materials but will not send you paper copies of these materials unless you request them. Capital One may also choose to send one or more items to you in paper form despite your consent to receive them electronically. Your consent will be effective until you revoke it by terminating your registration at the website www.InvestorDelivery.com if you hold shares at a brokerage firm or bank participating in the ADP program, by contacting EquiServe if you hold shares in your own name, or by contacting Capital One.

        By consenting to electronic delivery, you are stating to Capital One that you currently have access to the Internet and expect to have access in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because Capital One may rely on your consent and not deliver paper copies of future annual meeting materials. In addition, if you consent to electronic delivery, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic delivery of the proxy materials and annual report.

By Order of the Board of Directors,

/s/ John G. Finneran, Jr.

John G. Finneran, Jr.
Corporate Secretary

March 20, 2001
APPENDIX A

CAPITAL ONE FINANCIAL CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

        The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Capital One Financial Corporation (the “Corporation”) to assist the Board in monitoring (i) the integrity of the financial statements of the Corporation, (ii) the compliance by the Corporation with legal and regulatory requirements and (iii) the independence and performance of the Corporation’s independent auditor and its internal auditor. The Committee shall serve as the audit committee of each of the Corporation’s federally insured financial institution subsidiaries. The Committee shall also perform such other duties as may be specified from time to time as deemed necessary or appropriate to carry out its responsibilities. References in this Charter to the Corporation shall be deemed to include its subsidiaries and affiliates unless the context requires otherwise.

        The Committee and its members shall meet all applicable legal requirements, including the composition, independence and financial literacy and expertise requirements of the New York Stock Exchange and the applicable federal financial institution regulatory authorities. The Committee shall include at least three members, all of whom shall be financially literate and at least two of whom shall have accounting or financial management expertise.

        The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Corporation or the Corporation’s independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

        The Committee shall meet at least quarterly during the year and hold such special meetings as may be required. After its meetings, the Committee shall report on its deliberations and actions to the Board.

        In carrying out its responsibilities, the Committee shall maintain free and open means of communications between the directors, the independent auditor, the internal auditor and management of the Corporation. The Committee’s policies and procedures shall remain flexible, in order to best react to changing conditions and circumstances that might have a material effect on the financial accounting and reporting practices of the Corporation. Upon the recommendation of the Committee or if requested by the Board, the independent auditors shall be requested to attend any full Board meeting to assist in reporting the results of the annual audit or to answer directors’ questions.

        In carrying out its responsibilities, the Committee shall:

A. General Duties

1.	Review and reassess annually the adequacy of this Charter and submit it to the Board for approval.

2.
Review on an annual basis any significant transactions involving the Corporation and any director or executive officer of the Corporation, and, as appropriate, consider potential conflicts of interest or the appearance thereof and issues relating to director independence.

3.	Maintain minutes of meetings and periodically report to the Board on significant results of the Committee’s activities.

4.
In addition to the activities enumerated herein, perform any other activities consistent with this Charter, the Corporation’s by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

B.	Duties Relating to the Independent and Internal Auditors and the Conduct of the Audit

5.
Recommend to the Board the appointment of the independent auditor or appoint the independent auditor pursuant to a delegation of such authority by the Board. Such appointment may in the discretion of the Committee or the Board be submitted to the Corporation’s stockholders for their ratification. The independent auditor shall be ultimately accountable to the Committee and the Board.

6.
Review periodic reports from the independent auditor regarding any relationships they may have with the Corporation that could impair its independence, discuss such reports with the auditor and, if so determined by the Committee, recommend appropriate action to the Board.

7.
Approve the fees to be paid to the independent auditor, evaluate the performance of the independent auditor and, if so determined by the Committee, recommend to the Board the replacement of the independent auditor or replace the independent auditor pursuant to a delegation of such authority by the Board.

8.	Review with management any appointment or replacement of the senior internal auditing executive.

9.	Review both the acceptability and quality of major changes to the Corporation’s accounting principles and practices as suggested by the independent auditor, internal auditor or management.

10.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

11.
Discuss with the independent and internal auditors the overall scope and plans for their respective audits, including the adequacy of staffing and budget, and any problems or difficulties the auditors may have encountered in connection with such audits and any management letter provided by the independent auditor and the Corporation’s response to that letter.

C. Duties Relating to the Corporation’s Financial Statements

12.
Review, or as appropriate the Chairman on behalf of the Committee shall review, the Corporation’s quarterly and annual financial statements with management and the independent auditor prior to the filing of such statements with the Securities and Exchange Commission (the “SEC”) or as soon as practicable thereafter.

13.
In connection with the preparation of quarterly and annual financial statements, review, or as appropriate the Chairman on behalf of the Committee shall review, with the independent auditor and management on a timely basis any matters appropriate or required to be discussed by applicable accounting professional standards, including Statement on Auditing Standards No. 61. These discussions may include, as appropriate, any significant financial reporting issues, judgments about the quality and acceptability of accounting principles, the reasonableness of significant judgments made in connection with the preparation of the Corporation’s financial statements and the clarity of the disclosures therein.

14.	Review with the General Counsel or the attorney(s) designated by the General Counsel any legal matters that may have a material impact on the financial statements.

D. Duties Relating to Reporting and Compliance Matters

15.
Review with management and the independent auditor the annual management report required to be submitted to the federal financial institution regulatory authorities, including the basis therefor and management’s and the independent auditor’s assessments of the adequacy and effectiveness of internal controls.

16.
Review with management and the Corporation’s senior internal auditing executive the Corporation’s policies and internal controls with respect to compliance with applicable laws and regulations and its internal policies covering conflicts of interest and standards of conduct.

17.	Authorize, review and approve the report of the Committee required by the rules of the SEC to be included in the Corporation’s proxy statement for a meeting at which directors are to be elected.

18.
Review any material reports or inquiries received from, and any reports of examination submitted by, the various federal and state financial institution regulatory authorities and management’s responses to such reports or inquiries.

Duties Relating to Risk Management and Significant Capital and Funding Transactions
E.
19.
Meet periodically with management to review the Corporation’s major financial risk exposures, the steps management has taken to monitor and control such exposures and the general quality and composition of the credit policies and loan portfolios.

20.
Review with management the Corporation’s policies, plans and internal controls with respect to interest rate risk, liquidity, capital markets credit policy, asset securitization, use of derivatives and counterparty risk, and capital.

21.
Review with management, and make recommendations to the Board regarding, significant capital or funding transactions not in the ordinary course of business or otherwise previously approved, including any proposed debt or equity issuances of a material nature and transactions involving the securitization of assets.

        The Committee’s job is one of oversight and it recognizes that the Corporation’s management is responsible for preparing the Corporation’s financial statements and that the independent auditor is responsible for auditing those financial statements. The Committee also recognizes that management and the independent auditor have more time, knowledge, and detailed information about the Corporation than the Committee members have. In carrying out its oversight duties, it is not the Committee’s responsibility to plan or conduct audits or to determine that the Corporation’s financial statements are complete or accurate or in accordance with generally accepted accounting principles. Accordingly, the Committee is not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the independent auditor’s work.

* * * *

Approved by the Committee and the Board on April 27, 2000.

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 [FRONT OF CARD]

REVOCABLE PROXY

CAPITAL ONE FINANCIAL CORPORATION

P R O X Y

Annual Stockholder Meeting—April 26, 2001 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Richard D. Fairbank and John G. Finneran, Jr., and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Capital One Financial Corporation, a Delaware corporation (the "Corporation"), held of record by the undersigned on February 28, 2001, at the Annual Stockholder Meeting to be held April 26, 2001, and at any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEMS (1) AND (2), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Nominees for the Election of Directors are:
01. Nigel W. Morris         02. W. Ronald Dielz

(Continued and to be dated and signed on reverse side)

▲Fold and Detach Here If You Are Returning Your Proxy Solicitation/Voting Instruction Card By Mail▲

                                                                                               [TOP BACK OF CARD]

[X]	Please mark your votes as in this example

Directors recommend a vote FOR Items 1 and 2.
	FOR	WITHHOLD AUTHORITY		FOR	AGAINST	ABSTAIN
1. Election of Directors (All nominees listed on reverse side.)	☐	☐	2. Ratification of Ernst & Young LLP as independent auditors of the Coropration for 2001.	☐	☐	☐	In their discretion, the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below.
All as more particularly described in Capital One's Proxy Statement for the Annual Stockholder Meeting to be held on April 26, 2001, receipt of which is hereby acknowledged.

Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer indicating such officer's authority. If executed by a partnership, please sign in partnership name by authorized persons indicating such authority.
SIGNATURE(S)________________________________DATE_______________

▲ Fold and Detach Here If You Are Returning Your Proxy Solicitation/Voting Instruction Card By Mail ▲

[BOTTOM BACK OF CARD]

CAPITAL ONE FINANCIAL CORPORATION

Annual Stockholder Meeting
Thursday, April 26, 2001, 10:00 a.m.
Fairview Park Marriott Hotel
3111 Fairview Park Drive
Falls Church, VA 22042-4500

Capital One Financial Corporation offers three convenient ways to vote your shares: by mail, by telephone, or electronically via the Internet. Voting by telephone or via the Internet will eliminate the need to mail voted cards. To vote by telephone or via the Internet, please have this card and your social security number available.

1. To vote by telephone:

  Using a touch-tone telephone, dial 1-877-PRX-VOTE (1-877-779-8683).

2. To vote by Internet:

  Log on to the Internet and go to the web site http://www.eproxyvote.com/cof.

Both the telephone and the Internet voting systems preserve the confidentiality of your vote and will confirm your voting instructions with you before submission. If you vote online, you will have the opportunity to consent to electronic delivery of next year's annual meeting materials.

In order to receive future proxy materials and annual reports electronically, please visit www.econsent.com/cof to register. To complete the enrollment, you will need your U.S. taxpayer identification number and the account number which appears on your check stub/Dividend Reinvestment and Stock Purchase Plan statement.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.